CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
EX-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Four Oaks Fincorp, Inc. on Form S-8 (File Nos. 333-30677 and 333-69792) and Form S-3 (File No. 333-33527) of our report dated March 15, 2006, except as to the restatement discussed in Note A to the consolidated financial statement which is as of September 11, 2006, on our audits of the consolidated financial statements of Four Oaks Fincorp, Inc. as of December 31, 2005 and 2004 and for each of the years in the three year period ended December 31, 2005, which report is included in this Amendment No. 1 on Form 10-K/A to the Annual Report for fiscal year end December 31, 2005.

/s/ Dixon Hughes PLLC

Sanford, North Carolina
[September 11, 2006]